EXHIBIT 99.1

HARVARD BIOSCIENCE, INC.

2008 CORPORATE BONUS PLAN

April 8, 2008

The name of this plan is the Harvard Bioscience, Inc. 2008 Corporate Bonus Plan (this “Bonus Plan”). This Bonus Plan was adopted by resolution of the Compensation Committee of Harvard Bioscience, Inc. (the “Company”) on April 8, 2008.

1. Participants. The participants in the Bonus Plan include Chane Graziano, David Green, Bryce Chicoyne, Susan M. Luscinski and any other employee of the Company that the Compensation Committee decides to include (the “Participants”).

2. Bonus Pool.

(a) All bonuses payable under this Bonus Plan will be funded from a cash bonus pool (the “Bonus Pool”) that will be created if Non-GAAP Adjusted Earnings Per Diluted Share from Continuing Operations (as defined below) equal or exceed the Target Non-GAAP Adjusted Earnings Per Diluted Share from Continuing Operations as set forth on Exhibit A. The Compensation Committee will calculate the size of the Bonus Pool by subtracting the Minimum Non-GAAP Adjusted Operating Income (as defined below) from the Non-GAAP Adjusted Operating Income (as defined below) and dividing the result by three (3) (the “Formula”), with such further adjustments as may be approved by the Compensation Committee. If Non-GAAP Adjusted Earnings Per Diluted Share from Continuing Operations is less than the Target Non-GAAP Adjusted Earnings Per Diluted Share from Continuing Operations then there will not be a Bonus Pool and no bonuses will be payable pursuant to this Bonus Plan unless the Compensation Committee determines otherwise. For clarity sake, an example of how the Bonus Pool is to be calculated pursuant to the Formula is set forth in Exhibit A.

(b) “Non-GAAP Adjusted Earnings Per Diluted Share from Continuing Operations” equals (A) income from continuing operations of the Company on a consolidated basis for the year ended December 31, 2008 as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) adjusted for amortization of intangible assets, costs of restructuring, fair value adjustments of inventory and backlog related to acquisitions, the impact of stock compensation expense recognized under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), and the effect of this Bonus Plan, if any, all net of tax, and further adjusted for the impact of tax benefits associated with filing consolidated tax returns for continuing and discontinued businesses, with such further adjustments as may be approved by the Compensation Committee, divided by (B) the weighted average number of shares outstanding on a diluted basis during the year ended December 31, 2008 calculated in accordance with GAAP.

(c) “Non-GAAP Adjusted Operating Income” equals operating income of the Company on a consolidated basis for the year ended December 31, 2008 as calculated in accordance with GAAP adjusted for amortization of intangible assets, costs of restructuring, fair value adjustments of inventory and backlog related to acquisitions, the impact of stock compensation expense recognized under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), and the effect of this Bonus Plan, if any, with such further adjustments as may be approved by the Compensation Committee.

(d) “Minimum Non-GAAP Adjusted Operating Income” equals the minimum Non-GAAP Adjusted Operating Income that the Company would need to have earned on a consolidated basis in order to achieve the Target Non-GAAP Adjusted Earnings Per Diluted Share from Continuing Operations. Minimum Non-GAAP Adjusted Operating Income will be determined using the Company’s “Actual Non-GAAP Adjusted Tax Expense Rate” for 2008. The Actual Non-GAAP Adjusted Tax Expense Rate is calculated by dividing the actual non-GAAP adjusted tax expense for 2008, which is the actual tax expense for 2008, adjusted to reflect the tax effect of the adjustments made to Non-GAAP Adjusted Operating Income and the impact of tax benefits associated with filing consolidated tax returns for continuing and discontinued businesses by the actual adjusted income from continuing operations before tax for 2008. Actual adjusted income from continuing operations before tax for 2008 equals Non-GAAP Adjusted Operating Income plus (or minus) the Company’s actual other income (or expense) for 2008. For clarity sake, an example of how Minimum Non-GAAP Adjusted Operating Income is to be calculated is set forth in Exhibit A.

3. Bonus Payments.

(a) The amount of the bonus payments to be made to each Participant will equal such Participant’s Bonus Ratio (as defined below) multiplied by the total Bonus Pool and with such further adjustments as may be approved by the Compensation Committee. The calculation of the bonus payments will be made by the Compensation Committee on or before March 15, 2009 and payment of each Participant’s bonus payment will be made on or before March 15, 2009. For clarity sake, an example of how the bonus payments are to be calculated is set forth in Exhibit A.

(b) Each Participant’s “Bonus Ratio” will equal (A) the product of such Participant’s annual salary from the Company for 2008, pro rated based on the percentage of the full year (2008) that such person was employed by the Company, multiplied by such Participant’s Bonus Factor (as defined below) (such product being referred to as such Participant’s “Bonus Salary”), divided by (B) the sum of the Bonus Salaries of all of the Participants.

(c) The “Bonus Factor” for each of the current Participants is as follows:

Chane Graziano	150%
David Green	150%
Bryce Chicoyne	100%
Susan M. Luscinski	100%

The Bonus Factor for any additional Participant will be determined by the Compensation Committee.

4. Administration. The Compensation Committee shall have the power and authority at any time to adopt, alter and repeal such rules, guidelines and practices for administration of this Bonus Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of this Bonus Plan (including any related written instruments); to make all determinations it deems advisable for the administration of this Bonus Plan; to decide all disputes arising in connection with this Bonus Plan; and to otherwise supervise the administration of this Bonus Plan. All decisions and interpretations of the Compensation Committee shall be binding on all persons, including the Company and the Participants. Notwithstanding anything in this plan to the contrary, the Compensation Committee in its sole discretion may reduce or increase the size of any or all bonuses otherwise payable under this Bonus Plan for any reason, including without limitation, to take into account any of the Participants’ contributions to the Company, the effect of acquisitions by the Company, market conditions, unusual items impacting the Company’s results or any other adjustments or factors deemed appropriate by the Compensation Committee. The existence of this plan does not entitle any of the Participants to receive any bonus hereunder regardless of whether Non-GAAP Adjusted Earnings Per Diluted Share from Continuing Operations are equal to or greater than the Target Non-GAAP Adjusted Earnings Per Diluted Share from Continuing Operations in 2008.

5. Termination. This Bonus Plan shall terminate upon the earlier of (a) the determination by the Compensation Committee that no bonuses are payable under this Bonus Plan or (b) the payment by the Company of all bonuses payable under this Bonus Plan.